Exhibit 10.30(b)
AMENDMENT NO. 2 TO
FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 2 TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of March 30, 2011, by and between INNOTRAC CORPORATION, a Georgia corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association (“Bank”).

BACKGROUND STATEMENT

A.           Borrower and Bank are parties to the Fourth Amended and Restated Loan and Security Agreement, dated March 27, 2009, as amended by Amendment No. 1 to Fourth Amended and Restated Loan and Security Agreement, dated as of May 14, 2010 (as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto, including this Amendment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”).

B.           Borrower has requested that the Bank amend certain provisions of the Loan Agreement as hereinafter set forth, and the Bank has agreed to make such amendments, subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank agree as follows:

1.  Definitions.

(a) Interpretation.  Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement.

(b) Additional Definitions.  As used herein, the following terms shall have the following meanings given to them below, and the Loan Agreement is hereby amended to include, in addition and not in limitation, the following:

(i) “Amendment No. 2” shall mean Amendment No. 2 to Fourth Amended and Restated Loan and Security Agreement by and between Borrower and Lender.

(ii)  “Amendment No. 2 Effective Date” shall the first date on which all of the conditions precedent to the effectiveness of Amendment No. 2 shall have been satisfied or shall have been waived by Lender.

(c) Amendments to Definitions

(i) Early Termination Fee..  The definition of “Early Termination Fee” in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Early Termination Fee’ means the fee payable by Borrower to Bank  pursuant to Section 2.13 hereof in an amount equal to one half of one (.50%) percent of the Revolver Commitment in the event of termination of the Revolver Commitment after the Amendment No. 2 Effective Date but on or before the Termination Date.”

(ii) Termination Date.  The definition of “Termination Date” in the Loan Agreement is hereby amended by deleting the reference to “June 30, 2012” and replacing it with “June 30, 2013”

2.   Unused Line Fees. Section 2.11.3 of the Loan Agreement is hereby amended by deleting the reference to “fifty (50) basis points” and replacing it with “seventy-five (75) basis points”.

3.   Fixed Charge Coverage Ratio.  Section 7.1 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7.1  [Intentionally Deleted].
“

4.   Maximum Losses.  Section 7 of the Loan Agreement is hereby amended by inserting the following Section 7.4 at the end of such Section:

“7.4  Maximum Losses.  The Consolidated Net Income of Borrower and its Subsidiaries, on a consolidated basis, as of the last day of each period set forth below shall not be less than the amount set forth below opposite such period:

Period	Monthly Stop Loss	Maximum Cumulative Year-To-Date Loss
January 1, 2011 to January 31, 2011	($424,000)
February 1, 2011 to February 28, 2011	($424,000)
March 1, 2011 to March 31, 2011	($424,000)
January 1, 2011 to March 31, 2011		($886,000)
April 1, 2011 to April 30, 2011	($404,000)
May 1, 2011 to May 31, 2011	($404,000)
June 1, 2011 to June 30, 2011	($404,000)
January 1, 2011 to June 30, 2011		($1,725,000)
July 1, 2011 to July 31, 2011	($272,000)
August 1, 2011 to August 31, 2011	($272,000)
September 1, 2011 to September 30, 2011	($272,000)
January 1, 2011 to September 30, 2011		($2,216,000)
October 1, 2011 to October 31, 2011	$10,000
November 1, 2011 to November 30, 2011	$10,000
December 1, 2011 to December 31, 2011	$10,000
January 1, 2011 to December 31, 2011		($1,706,000)
January 1, 2012 to January 31, 2012	($382,000)
February 1, 2012 to February 28, 2012	($382,000)
March 1, 2012 to March 31, 2012	($382,000)
January 1, 2012 to March 31, 2012		($797,000)

On or prior to March 31, 2012, Lender shall establish new levels for minimum Consolidated Net Income (or maximum losses) for the months ending April 30, 2012 through and including March 31, 2013, the quarters ending June 30, 2012 through and including March 31, 2013 and the fiscal year ending December 31, 2012, in each case  based on the Projections which are to be delivered to Lender on or prior to February 15, 2012 in accordance with Section 5.6(i) hereof, and on or prior to March 31, 2013, Lender shall establish new levels for minimum Consolidated Net Income (or maximum losses) for the months ending April 30, 2013 through and including June 30, 2013, and the quarters ending June 30, 2013 through and including June 30, 2013, in each case  based on the Projections which are to be delivered to Lender on or prior to February 15, 2013 in accordance with Section 5.6(i) hereof, provided that, in each case, such Projections are in reasonable detail and in a format consistent with the Projections delivered by Borrower to Lender on or about February 15, 2011.”

5.   Amendment Fee; Reimbursement of Expenses.  In addition to all other fees, charges, interest and expenses payable by Borrower to Bank under the Loan Agreement and the other Loan Documents, Borrower shall pay to Bank an amendment fee in the amount of $30,000 (the “Amendment Fee”), which fee shall be fully earned and payable on the date hereof.  Bank may, at its option, charge the Amendment Fee to the loan account of Borrower maintained by Bank.  Borrower agrees to reimburse the Bank, on demand, for all costs and expenses, including, without limitation, legal fees, incurred by Bank in connection with the drafting, negotiation, execution, closing and execution of the transactions contemplated by this Amendment.

6.  Conditions Precedent.  This Amendment shall become effective only upon the satisfaction of each of the following conditions precedent, in a manner satisfactory to Bank:

(a) Borrower shall have reimbursed Bank for all of Bank’s outstanding legal fees and expenses incurred in connection with this Amendment in immediately available funds;

(b) Bank shall have received, in form and substance satisfactory to Bank, all consents, waivers, acknowledgments and other agreements from third persons which Bank may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Amendment and the other Loan Documents; and

(c) Bank shall have received this Amendment, duly authorized, executed and delivered by Borrower and Obligor.

7.  Representations and Warranties.  Borrower hereby represents and warrants to Bank as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Loan Documents, being a continuing condition of the making of Loans by Bank to Borrower:

(a) as of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists under the Loan Documents;

(b) the representations and warranties of Borrower contained in the Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof;

(c) the execution, delivery, and performance by Borrower of this Amendment and the consummation of the transactions contemplated hereby are within the corporate power and authority of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, do not require any governmental approvals, do not violate any provisions of any applicable law or any provision of the organizational documents of Borrower, and do not result in a breach of or constitute a default under any agreement or instrument to which Borrower are parties or by which they or any of their properties are bound;

(d) this Amendment constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (subject to bankruptcy, insolvency, reorganization, arrangement moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity); and

(e) Borrower has freely and voluntarily agreed to the releases and undertakings set forth in this Amendment.

8.  No Novation.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement and the other Loan Documents are hereby ratified and affirmed and remain in full force and effect.  Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Loan Documents, the parties agree that the terms of each of the Loan Documents shall be strictly adhered to on and after the date hereof, except as expressly modified by this Amendment.

9.  Release. To induce the Bank to enter into this Amendment, Borrower hereby releases, acquits, and forever discharges Bank and its respective officers, directors, attorneys, agents, employees, successors, and assigns, from all liabilities, claims, demands, actions, or causes of action of any kind (if there be any), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any one or more of them now have or, prior to the date hereof, ever have had against Bank, whether arising under or in connection with any of the Loan Documents or otherwise, and Borrower covenants not to sue at law or at equity Bank with respect to any of the foregoing liabilities, claims, demands, actions, or causes of action (if there be any).  Borrower hereby acknowledges and agrees that the execution of this Amendment by Bank shall not constitute an acknowledgment of or admission by Bank of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.  Borrower further acknowledges and agrees that, to the extent any such claims may exist, they are of a speculative nature so as to be incapable of objective valuation and that, in any event, the value to Borrower of the agreements of Bank contained in this Amendment and any other documents executed and delivered in connection with this Amendment substantially and materially exceeds any and all value of any kind or nature whatsoever of any such claims. Borrower further acknowledges and agrees Bank is in no way responsible or liable for the previous, current or future condition or deterioration of the business operations and/or financial condition of Borrower and that Bank has not breached any agreement or commitment to loan money or otherwise make financial accommodations available to Borrower or to fund any operations of Borrower at any time.  Borrower represents and warrants to Bank that Borrower has not transferred or assigned to any Person any claim, demand, action or cause of action that Borrower has or ever had against Bank.

10. Miscellaneous. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof; shall be governed by and construed in accordance with the internal laws of the State of Georgia; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be executed and then delivered via facsimile transmission, via the sending of .pdf or other copies thereof via email and in one or more counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument.  A default by Borrower under this Amendment shall constitute an Event of Default under the Loan Agreement and the other Loan Documents.

[signatures set forth on the next page]

IN WITNESS WHEREOF, this Amendment has been duly executed by Borrower and Bank as of the day and year first above written.

BORROWER:

INNOTRAC CORPORATION

By: /s/ Scott D. Dorfman Name: Scott D. Dorfman
Title:President, Chief Executive Officer and Chairman of the Board

BANK:
WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Jeanette Childress Name: Jeanette Childress
Title: Vice President